EXHIBIT 8.1

List of Subsidiaries and Consolidated Affiliated Entities

Subsidiaries:

Baidu Online Network Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu (China) Co., Ltd. — Incorporated in the PRC

Baidu.com Times Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu Interaction (Shenzhen) Network Technology Co., Ltd. — Incorporated in the PRC

Baidu, Inc. — Incorporated in Japan

Baido, Inc. — Incorporated in Japan

Hyakudo, Inc. — Incorporated in Japan

Baidu Holdings Limited — Incorporated in the British Virgin Islands

Baidu (Hong Kong) Limited — Incorporated in Hong Kong

Consolidated Affiliated Entities:

Baidu Netcom Science Technology Co., Ltd. — Incorporated in the PRC

Beijing Perusal Technology Co., Ltd. — Incorporated in the PRC

Beijing BaiduPay Science and Technology Co., Ltd. — Incorporated in the PRC